UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Pizzani, Paul G.
   7 Oakshade Avenue
   Darien, CT  06820
   USA
2. Issuer Name and Ticker or Trading Symbol
   Viatel, Inc.
   VYTL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   August 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock, par value $.0|8/4/00|A   | |2,500             |A  |           |3,504(1)           |D     |-                          |
1 per share                |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Time-based options (Ri|$8.7125 |-    |-   |-|- -        |A,D|(2)  |9/18/|Common Stock|1,463  |-      |1,463       |D  |-           |
ght to buy)           |        |     |    | |           |   |     |06   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Time-based options (Ri|$49.313 |-    |-   |-|- -        |A,D|(3)  |01/04|Common Stock|1,000  |-      |1,000       |D  |-           |
ght to buy)           |        |     |    | |           |   |     |/10  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Includes 1,004 shares of restricted stock granted as the non-cash portion of the reporting person's 1999 and 2000 director's fee, all of which are vested.
(2)  These options are currently fully vested and
exercisable.
(3) Options to purchase shares of Common Stock will vest and become exercisable as to 33.34% of these options on January 4, 2001 and the remainder will vest and become exercisable on each successive anniversary date thereafter to the extent of 33.33% of these options.
SIGNATURE OF REPORTING PERSON
/s/ Paul G. Pizzani
DATE
September 11, 2000